FIRST AMENDMENT TO SECOND
                     AMENDED AND RESTATED LOAN AGREEMENT



      FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of January 31, 1995 (this "First Amendment"), to the Second Amended and Restated Loan Agreement dated as of March 2, 1994 (the "Loan Agreement") among Champion Enterprises, Inc., Champion Home Builders Co., Moduline International Inc., Lamplighter Homes, Inc., Champion Motor Coach, Inc., and Dutch Housing, Inc., of Auburn Hills, Michigan (the "Companies"), and Comerica Bank, of Detroit, Michigan (the "Bank").

                            W I T N E S S E T H :

      WHEREAS, the Companies and the Bank are parties to the Loan Agreement;
and

      WHEREAS, Champion, through two 100% Subsidiaries, CHI Acquisition Corp. ("CHI") and CRHI Acquisition Corp. ("CRHI"), has signed purchase agreements to purchase substantially all of the assets of Chandeleur Homes, Inc. and Crest Ridge Homes, Inc.; and

      WHEREAS, the Bank and the Companies wish to amend the Loan Agreement to provide, among other things, for the addition to the Loan Agreement of CHI and CRHI as Companies, an increase in the Maximum Commitment, and a revision of certain financial covenants;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, it is hereby agreed as follows:


                   ARTICLE I -- DEFINITIONS AND AMENDMENTS

      1.1 Defined Terms. Capitalized terms used herein which are defined in the Loan Agreement are used herein with such defined meanings.

      1.2 Amendments to Section 1. (a) Substitution of Certain Definitions. Section 1 of the Loan Agreement is hereby amended by deleting the definitions set forth below in their entirety, and substituting therefor the corresponding new definitions set forth below:

      "Applicable Margin" shall mean, as of the date of determination thereof, the following margins:


If Consolidated
Funded Debt
Ratio ("x")
is:                                The Applicable Margin is:

                          Prime-based Rate     Eurodollar-based Rate
       x > 1.25                 .00                    1.25%
1.00 < x < 1.25                 .00                    1.00%
 .60 < x < 1.00                 .00                     .80%
       x <  .60                 .00                     .60%


      "Consolidated Current Liabilities" shall mean, as of any date, the amount that would be classified on a balance sheet as the current liabilities at such time of Champion and its Consolidated Subsidiaries as determined in accordance with GAAP, but excluding therefrom all indebtedness under the Revolving Credit Note and all holdbacks under the Purchase Agreement and the 1995 Purchase Agreements.

      "Consolidated Fixed Charge Coverage Ratio" shall mean as of the last day of each fiscal quarter, a ratio, the numerator of which shall be Consolidated EBITDA for the four fiscal quarters then ended, and the denominator of which shall be the sum of Consolidated Interest Expense for such period, plus Consolidated Capital Expenditures for such period, plus the total of all principal payments paid or payable under loan obligations and Capitalized Leases of Champion and its Consolidated Subsidiaries during such period.

      "Consolidated Tangible Net Worth" shall mean as of any date, Consolidated Net Worth less Consolidated intangible assets, all as determined in accordance with GAAP.

     "Letter of Credit Fee" shall mean a per annum fee on the aggregate face amount of all Letters of Credit, determined as follows:

If Consolidated Funded Debt               The Letter of Credit
         Ratio (x) is:                        Fee is:

          x greater than or equal to 1.25        1.25%
   x is greater than or equal to 1.00 but
   less than 1.25                                1.00%
   x is greater than or equal to .60 but
   less than 1.00                                 .80%
    x is less than .60                            .60%

      "Maximum Commitment" shall mean, as of any applicable date of determination, $60,000,000 less the aggregate undrawn portion of all outstanding Letters of Credit.

      "Revolving Credit Commitment Fee" shall mean a per annum fee on the unused portion of the revolving credit provided by Bank under this Agreement (determined as provided in Section 2.8), as follows:

If Consolidated Funded Debt               The Revolving Credit
         Ratio (x) is:                    Commitment fee is:

         x is greater than or equal to 1.25      .35%
         x is greater than or equal to 1.00 but
         less than 1.25                          .25%
         x is greater than or equal to .60 but
         less than 1.00                          .1875%
         x is less than .60                      .15%


      (b) Addition of Certain Definitions. Section 1 of the Loan Agreement is hereby amended by adding thereto the following definitions in appropriate alphabetical order:

      "Chandeleur" shall mean Chandeleur Homes, Inc., an Alabama corporation.

      "CHI" shall mean CHI Acquisition Corp., a Michigan corporation and 100% Subsidiary.

      "CRHI" shall mean CRHI Acquisition Corp., a Michigan corporation and 100% Subsidiary.

      "Consolidated EBITDA" shall mean as of the last day of each fiscal quarter, the sum of Consolidated Net Income for the four fiscal quarters then ended, plus Consolidated Interest Expense, Consolidated Income Taxes and Consolidated depreciation and amortization for such four fiscal quarters (to the extent such depreciation and amortization were included in computing Consolidated Net Income).

      "Consolidated Funded Debt" shall mean as of any applicable date of determination, all indebtedness and liabilities of Champion and its Consolidated Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets (other than notes payable to Dutch and obligations to Chandeleur or Crest Ridge) in each case having a final maturity of one year or longer from the date of origin thereof, including all payments in respect thereof that are required within one year from the date of any determination of Consolidated Funded Debt.

      "Consolidated Funded Debt Ratio" shall mean as of the last day of each fiscal quarter, a ratio, the numerator of which shall be Consolidated Funded Debt and the denominator of which shall be Consolidated EBITDA.

"Crest Ridge" shall mean Crest Ridge Homes, Inc., a Texas corporation.

      "First Amendment" shall mean the First Amendment to Second Amended and Restated Loan Agreement dated January 31, 1995 between the Companies and the Bank.

      "First Amendment Effective Date" shall mean the first date upon which each of the conditions precedent to the effectiveness of the First Amendment shall have been satisfied.
      "1995 Purchase Agreements" shall mean the Asset Purchase Agreement dated January 5, 1995 among Chandeleur, certain shareholders of Chandeleur, CHI and Champion, and the Asset Purchase Agreement dated January 5, 1995 among Crest Ridge, certain shareholders of Crest Ridge, CRHI and Champion.

      "1995 Acquisitions" shall mean the acquisition by CHI and CRHI of certain of the assets of Chandeleur and Crest Ridge pursuant to and in compliance with the 1995 Purchase Agreements.

      (c) Deletion of Certain Definitions. Section 1 of the Loan Agreement is hereby amended by deleting the definitions of "Borrowing Base", "Consolidated Tangible Assets", "Consolidated Leverage Ratio", and "Consolidated Total Liabilities".

      1.3 Amendment to Section 2.2. Section 2.2 is amended (a) by deleting the third sentence thereof and inserting in lieu thereof the following, "Effective on the First Amendment Effective Date, the Applicable Margins shall be .80% for Eurodollar-based Advances and .00% for Prime-Based Advances.", and (b) by deleting the term "Consolidated Leverage Ratio" where it appears in said Section and inserting in its place the term "Consolidated Funded Debt Ratio."

      1.4 Amendment to Section 2.5(b). Section 2.5(b) is amended by deleting the reference to "10:00 a.m." in the last line thereof and inserting in its place "11:00 a.m.".

      1.5 Amendment to Section 2.5(c). Section 2.5(c) is amended (a) by deleting the reference to "$25,000" in the fifth line thereof and inserting in its place the words "$100,000 or any larger amount thereof in $25,000 increments", and (b) by deleting the reference to "$500,000" in the sixth line thereof and inserting in its place the number "$1,000,000."

      1.6 Amendment to Section 2.7(c). Section 2.7(c) is amended (a) by deleting the reference to "$25,000" in the sixth line thereof and inserting in its place the words "100,000 or any larger amount thereof in $25,000 increments", and (b) by deleting the reference to "$500,000" in the seventh line thereof and inserting in its place the number "$1,000,000."

      1.7 Amendment to Section 2.8. Section 2.8 is amended (a) by deleting the parenthetical in the fourth line thereof, (b) by deleting the fifth sentence and inserting in lieu thereof the sentence "Effective on the First Amendment Effective Date, the Revolving Credit Commitment Fee shall be .1875% per annum.", and (c) by deleting the number ".375%" in the last sentence thereof and inserting in its place the number ".35%"

      1.8 Addition of Section 3.9. Section 3.9 is added to the Loan Agreement, to read in its entirety as follows:

       "3.9 Companies agree that, effective from and after the First Amendment Effective Date, The First National Bank of Chicago ("First Chicago"), as the purchaser of a participating interest in the Bank's Commitment, Advances and Letters of Credit made or issued by Bank hereunder, shall have the same rights as Bank under Section 3.1 through 3.6 hereof, as if First Chicago were a direct creditor of Companies hereunder."

      1.9 Amendment to Section 4.7. Section 4.7 is amended (a) by adding the words "or issue any Letter of Credit" following the words "Revolving Credit Note" in the second line, and (b) by deleting Subsections (a) and (b) and inserting in their place the following:

      (a) No event of default (as defined in Section 9.1 or 9.2) or event which, with the giving of notice or the passage of time, or both, would constitute such an event of default, shall exist; and

      (b)     All of the representations and warranties set forth in
              Section 5 shall be true and correct on and as of the date of such Advance or issuance of a Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date in which case each of such representations and warranties shall be true and correct as of such earlier date, provided that references to this Agreement therein shall be deemed to be references to this Agreement as amended and in effect from time to time."

      1.10    Amendment to Section 5.  The preamble to Section 5 is amended
(a) by inserting the words "and the 1995 Acquisitions" after the word "Acquisition" in the fifth line thereof, and (b) by inserting the words "and the 1995 Purchase Agreements" after the word "Agreement" in the fifth line thereof.

      1.11 Amendment to Section 5.12. Section 5.12 is amended by deleting the second paragraph and inserting in lieu thereof the following:

         "In August, 1990, Home Builders received a Section 104 "general notification" letter from the United States Environmental Protection Agency ("EPA") notifying Home Builders that it is a potentially responsible party ("PRP") for remediation of the Metamora Landfill in Metamora, Michigan (the "Site"). In August, 1994, Home Builders received a Section 107 demand for restitution of past response costs incurred by the EPA. Home Builders conducted a thorough investigation of its waste generation practices at the Site and, as a result of that investigation, believes that its liability as a PRP is de minimus. However, to avoid the uncertainty of the result of protracted and significantly expensive litigation, Home Builders has offered $2.6 million to the EPA in an effort to settle the EPA's claims for all past and future costs. Included in such settlement would be provisions for contribution protection from all PRP's. Such offer has not been accepted. Even if such offer is not accepted, however, the management of Home Builders does not believe that the EPA's claim, if adversely decided, would have a material and adverse effect on the finances or operations of Home Builders.

         On January 4, 1995, Home Builders received a demand from the Michigan Department of Natural Resources ("MDNR") for payment of past costs incurred pursuant to Section 104 and future costs incurred by the State of Michigan for responding to the release or threatened release of hazardous substances at the Site. The demand letter alleges that Home Builders is jointly and severally responsible with other PRP's for payment of $3.4 million in costs. It is believed by management that Home Builders' additional liability, if any, will not be material. Home Builders will be meeting with the MDNR in January, 1995 to resolve this matter.

         Home Builders is voluntarily remediating a leaking underground storage tank site at its former Dryden manufacturing home production facility. Soil remediation was completed in February, 1994. Ground water remediation is expected to begin in the summer of 1995. The remaining remediation costs are not considered by management to be material."

      1.12 Amendment to Section 5.13 and 5.14. Sections 5.13 and 5.14 are amended by adding the words "Except as described in Section 5.12," at the beginning of each such Section.

      1.13 Addition of Sections 5.19 and 5.20. Sections 5.19 and 5.20 are added to the Loan Agreement, to read in their entirety as follows:

      "5.19 To the best of the Companies' knowledge, after due inquiry, the audited financial statements of Chandeleur as at December 31, 1993, and the unaudited financial statements as at December 31, 1994, previously furnished to the Bank, are complete and correct and fairly present the financial condition of Chandeleur as of the dates of said financial statements, and since December 31, 1994 there has been no material adverse change in the financial condition of Chandeleur.

      5.20 To the best of the Companies' knowledge, after due inquiry, the audited financial statements of Crest Ridge as at December 31, 1994, and the unaudited financial statements as at December 31, 1994, previously furnished to the Bank, are complete and correct and fairly present the financial condition of Crest Ridge as of the dates of said financial statements, and since December 31, 1994 there has been no material adverse change in the financial condition of Crest Ridge."

      1.14 Amendment to Section 6.1(c). Section 6.1(c) is amended by deleting the number "30" in the first line thereof and inserting in its place the number "45", and (b) by deleting the number "6.15" in the eighth line and inserting in its place the number "6.18".

      1.15 Deletion of Section 6.12. Section 6.12 is hereby deleted, and the words "[Intentionally Omitted]" are inserted in lieu of the language in said Section.

      1.16 Amendment to Section 6.13. Section 6.13 is amended by deleting said Section in its entirety and inserting in lieu thereof the following:

         "6.13 Maintain a Consolidated Current Ratio of not less than 1 to 1 as of the last day of the first three fiscal quarters of each fiscal year, and a Consolidated Current Ratio of not less than .8 to 1 as of the last day of each fiscal year."

      1.17 Amendment to Section 6.15. Section 6.15 is amended by deleting said Section in its entirety and by inserting in its place the following:

         "6.15 Maintain, as of the last day of each fiscal quarter, Consolidated Tangible Net Worth of not less than a deficit of ($5,000,000) plus 50% of Champion's cumulative
         Consolidated Net Income (not reduced by losses) for the period (taken as one accounting period) beginning on January 1, 1995 and ending on the date of determination."
      1.18 Addition of Sections 6.17 and 6.18. Sections 6.17 and 6.18 are added to the Loan Agreement, to read in their entirety as follows:

         "6.17 Maintain, as of the last day of each fiscal quarter, a Consolidated Funded Debt Ratio of not greater than 1.5 to 1.0.

      6.18 Maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Funded Debt to Consolidated Net Worth of not greater than 1 to 1."

      1.19 Deletion of Sections 6.1(d) and 6.8. Sections 6.1(d) and 6.8 are hereby deleted and the words "[Intentionally Omitted]" are inserted in lieu of the language of each of said Sections.

      1.20 Amendment to Section 7.1. Section 7.1 is amended by deleting all of said Section after the word "hereunder" in the fourth line thereof, and inserting in lieu thereof the words, "Champion may redeem its stock for amounts not to exceed $10,000,000 in the aggregate within any two year period."

      1.21 Amendment to Section 7.4(d). Section 7.4(d) is amended by deleting the reference to "$500,000" and inserting in its place "$1,500,000".

      1.22 Amendment to Section 7.5. Section 7.5 is amended by deleting the period at the end thereof and inserting in lieu thereof the words, "and except for the 1995 Acquisitions on terms not materially different from those contained in the 1995 Purchase Agreements".

      1.23 Amendment to Section 9.1. Section 9.1 is amended by (a) deleting the word "or" following the word "principal" in the first line and adding a comma in its place, (b) adding a comma after the word "interest" in the first line, and (c) adding the words "fees or other amounts" following such added comma.

      1.24 Amendment to Section 10.8. Section 10.8 is amended to read in its entirety as follows:

         "10.8 All liabilities of Companies hereunder and under the Revolving Credit Note and any Letter of Credit Agreements shall be joint and several; provided, however, that in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Company under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Company's liability under this joint and several liability provision, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such Company's liability under this joint and several liability provision shall, without any further action by any Company or the Bank be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding."

      1.25 Amendment to Revolving Credit Note. The Revolving Credit Note is hereby amended by increasing the principal amount thereof to $60,000,000 in lieu of $40,000,000.
      1.26 Amendment to Exhibits D and G . Exhibits D and G to the Loan Agreement are amended by deleting such exhibits in their entirety, and substituting therefor Exhibits D and G attached to this First Amendment.


                ARTICLE II -- REPRESENTATIONS AND WARRANTIES;
                CONDITIONS PRECEDENT; JOINDER OF CHI and CRHI

      2.1 Representations; No Default. (a) On and as of the First Amendment Effective Date and after giving effect to this First Amendment and to the transactions contemplated hereby, each of the Companies hereby (i) confirms, reaffirms and restates the representations and warranties set forth in
Section 5 of the Loan Agreement, except to the extent that such representations and warranties relate solely to an earlier date in which case each of the Companies hereby confirms, reaffirms and restates such representations and warranties on and as of such earlier date, provided that the references to the Loan Agreement therein shall be deemed to be references to the Loan Agreement as amended by this First Amendment, and (ii) represents and warrants that no default or event or omission which, with the giving of notice or the passage of time, or both, has occurred and is continuing.

      2.2 Effective Date. This First Amendment shall become effective on the first date upon which each of the following conditions precedent shall have been satisfied:

      (a) The Bank shall have received counterparts of this First Amendment executed by each of the Companies, CHI and CRHI, and acknowledged and consented to by each of the Guarantors;

      (b) The Bank shall have received (a) certified copies of the articles of incorporation and bylaws of CHI and CRHI and certificates of good standing from their respective states of incorporation and each state in which they are required to qualify to do business, and (b) certified copies of resolutions of the Board of Directors of CHI and CRHI evidencing approval of the execution and delivery of this First Amendment and the borrowing pursuant to the Loan Agreement;

      (c) CHI and CRHI shall have executed and delivered to the Bank security agreements granting to the Bank a first lien security interest, subject only to Permitted Liens, in all of their present and future accounts receivable, contract rights, chattel paper, inventory, general intangibles and instruments, machinery and equipment, motor vehicles, furniture and fixtures and other tangible and intangible personal property whether now owned or hereafter acquired, and financing statements and motor vehicle lien registration applications required or requested by the Bank to perfect the security interests to be conferred on the Bank under this Agreement and to accord to the Bank a perfected first priority security interest under the Uniform Commercial Code, subject only to Permitted Liens;

      (d) The Bank shall have received a legal opinion dated the First Amendment Effective Date covering such matters incident to the transactions contemplated hereby as the Bank reasonably requires, from legal counsel to the Companies; and

      (e) The Bank and The First National Bank of Chicago ("First Chicago") shall have executed and delivered a participation agreement pursuant to which First Chicago purchased a participating interest in at least 33.33% of the Advances, the Maximum Commitment and the Letters of Credit.

      2.3 Joinder of CHI and CRHI. The Companies, the Bank, CHI and CRHI hereby acknowledge and agree that upon the First Amendment Effective Date,
(a) each of CHI and CRHI shall become a "Company" party to the Loan Agreement, and (b) the definition of "Company" and "Companies" shall be amended to include each of CHI and CRHI.


                        ARTICLE III -- MISCELLANEOUS

      3.1 Limited Effect. Except as expressly amended hereby, all of the provisions, covenants, terms and conditions of the Loan Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

      3.2 Expenses. The Companies shall be obligated to reimburse the Bank for all its reasonable costs and expenses including, without limitation, legal expenses incurred in connection with the preparation, execution and delivery of this First Amendment.

      3.3 Governing Law. This First Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of Michigan.

      3.4 Counterparts. This First Amendment may be executed by one or more parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their proper and duly authorized officers as of the date first above written.


                               CHAMPION ENTERPRISES, INC.,



                               By:___________________________

                               Its:__________________________



                               CHAMPION HOME BUILDERS CO.



                               By:___________________________

                               Its:__________________________



                               MODULINE INTERNATIONAL, INC.


                               By:___________________________

                               Its:__________________________



                               LAMPLIGHTER HOMES, INC.



                               By:___________________________

                               Its:__________________________



                               CHAMPION MOTOR COACH, INC.



                               By:___________________________

                               Its:__________________________

                               DUTCH HOUSING, INC.



                               By:___________________________

                               Its:__________________________



                               CHI ACQUISITION CORP.



                               By:___________________________

                               Its:__________________________



                               CRHI ACQUISITION CORP.



                               By:___________________________

                               Its:__________________________



                               COMERICA BANK



                               By:___________________________

                               Its:__________________________

                           CONSENT OF GUARANTORS


      We consent to the foregoing amendments as of the date thereof and ratify and reaffirm all of our obligations to the Bank pursuant to the Guaranty and the Guarantor's Security Agreements.


                               BUILDERS CREDIT CORPORATION



                               By:___________________________

                               Its:__________________________



                               CHAMPION FINANCIAL CORPORATION



                               By:___________________________

                               Its:__________________________